EXHIBIT 23.1

                        CONSENT OF INDEPENDENT CERTIFIED
                               PUBLIC ACCOUNTANTS


    We have issued our reports dated March 8, 1996, accompanying the consolidated financial statements and schedule of WinStar Communications, Inc. and Subsidiaries contained in the Registration Statement and Prospectus and our report dated March 8, 1996 appearing in the Transition Report on Form 10-KSB for the ten months ended December 31, 1995 which is incorporated by reference in the Registration Statement and Prospectus. We consent to the use of the aforementioned reports and the incorporation by reference in the Registration Statement and Prospectus and to the use of our name as it appears under the captions "Experts" and "Selected Financial Information."

GRANT THORNTON LLP


New York, New York
July 1, 1996